Exhibit A-2A

Peru Facilities – Egenor

Ownership is 100% unless otherwise specified


Duke Energy Corporation
Duke Capital LLC
PanEnergy Corp
DESI
DEA
DEI
DEG
TEB
90.8%
9.2%
DEILA
Peru Investments No. 1 Ltd.
99.99%
Peru Inversiones 99.99%
DEI Peru Holdings SRL (1 participación by DEILA)
99.72%
Egenor